Exhibit 99.1

New Release

Contacts:	Roy I. Lamoreaux Director, Investor Relations 713-646-4222 – 800-564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Prices

Public Offering of Common Units

(Houston – March 6, 2012) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has priced an underwritten public offering of 5,000,000 of its common units representing limited partner interests at $80.03 per common unit. The offering is expected to close on March 9, 2012. The Partnership has also granted the underwriters a 30-day option to purchase up to 750,000 additional common units to cover over-allotments, if any.

The Partnership intends to use the net proceeds of the offering, including the proceeds from any exercise of the over-allotment option, to fund a portion of the proposed acquisition (the “BP NGL Acquisition”) of BP Canada Energy Company, a wholly owned subsidiary of BP Corporation North America, Inc. Pending the application of the net proceeds to fund the BP NGL Acquisition, the Partnership intends to repay all borrowings outstanding under the PAA credit facilities and use the balance for general partnership purposes. If the BP NGL Acquisition is not consummated for any reason, the Partnership will use the net proceeds for general partnership purposes, including future acquisitions and capital program expenditures.

Barclays Capital, BofA Merrill Lynch, Citigroup, J.P. Morgan, UBS Investment Bank, and Wells Fargo Securities are joint book-running managers of the offering.

When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:

Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Telephone: (888) 603-5847 Barclaysprospectus@broadridge.com	BofA Merrill Lynch 4 World Financial Center New York, New York 10080 Attn: Prospectus Department dg.prospectus_requests@baml.com

Citigroup Global Markets Inc. Brooklyn Army Terminal Attention: Prospectus Delivery Dept. 140 58th Street, Brooklyn, NY 11220 Telephone: (800) 831-9146 batprospectusdept@citi.com	J.P. Morgan Securities LLC via Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Telephone: (866) 803-9204

UBS Securities LLC Attention: Prospectus Dept. 299 Park Avenue New York, NY 10171 Telephone: (888) 827-7275	Wells Fargo Securities Attention: Equity Syndicate Dept. 375 Park Avenue New York, NY 10152 Telephone: (800) 326-5897 cmclientsupport@wellsfargo.com

The common units were offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and other petroleum-related products discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is a publicly-traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA owns and operates natural gas storage facilities. PAA is headquartered in Houston, Texas.

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